Exhibit 4.58
Private & confidential
Dated: 17th March. 2009
ADVENTURE NINE S.A.
FREE BULKERS S.A.
FREESEAS INC.
- and -
FBB - FIRST BUSINESS BANK S.A.
FIRST SUPPLEMENTAL AGREEMENT
in relation to the Loan Agreement
dated 31st March, 2008
for an amount of up to US$26,250,000

Theo V. Sioufas & Co. Law Offices Piraeus

THIS AGREEMENT is made this 17th day of March, 2009
B E T W E E N
(1)	FBB — FIRST BUSINESS BANK S.A., a bank incorporated in the Republic of Greece with its head office at 91 Michalopoulou Street, 11528 Athens, Greece, acting except otherwise herein provided, through its office at 62, Notara and Sotiros Dios streets, 185 35 Piraeus, Greece (the “Bank”); and

(2)	ADVENTURE NINE S.A., a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Borrower”) and
(3)   (a)  FREESEAS INC., a company duly incorporated under the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, a company listed in the Nasdaq (hereinafter called the “Corporate Guarantor”); and
(b)	FREE BULKERS S.A., a company duly incorporated under the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter called the “Approved Manager”); and
AND IS SUPPLEMENTAL to the loan agreement dated 31st March, 2008 (the “Principal Agreement”) made between the Borrower as borrower and the Bank as lender, on the terms and conditions of which the Bank agreed to make available to the Borrower a loan of up to Dollars twenty six million two hundred and fifty thousand ($26,250,000) (the “Loan”), for the purposes set forth therein (the Principal Agreement as hereby amended and/or supplemented and as the same may hereinafter be amended and/or supplemented called the “Loan Agreement”).
W H E R E A S
(A)	The Borrower, the Corporate Guarantor and the Approved Manager hereby jointly and severally acknowledge and confirm that (a) the Bank has advanced to the Borrower the full amount of the Loan and (b) as the date hereof the principal amount of $ 24,000,000 (US Dollars Twenty Four Million) remains outstanding.

(B)	Pursuant to a Guarantee dated 31st March, 2008 (the “Corporate Guarantee”) the Corporate Guarantor irrevocably and unconditionally guaranteed the due and timely repayment of the Loan and interest and default interest to accrue thereon and the performance of all the obligations of the Borrower under the Loan Agreement and the Security Documents executed in accordance thereto.

(C)	Pursuant to a Manager’s Undertaking dated 31st March, 2008 (the “Manager’s Undertaking”) the Approved Manager agreed, among others, that all claims it has or it may have against or in connection with the Vessel, her earnings, Insurances or Requisition Compensation or the Owner (as such terms are defined therein) shall rank after and be in all respects subordinate to all of the Bank’s rights and claims.

(D)	The Borrower and the other Security Parties have requested the Bank to consent to:
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(a)	non compliance by the Borrower of its covenants under Clause 8.3 (a) for the whole Deferral Period (as hereinafter defined);

(b)	the non compliance by the Borrower of its covenants under Clause 8.6(c) for the whole Deferral Period (as hereinafter defined);

(c)	the amendment of the Margin; and

(d)	the amendment of the Loan Agreement as set out in Clause 5 hereof, and the Bank has agreed so to do conditionally upon terms that (inter alia) the Principal Agreement shall be amended in the manner hereinafter set out.
NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:
1.	Definitions
1.1	Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Preamble and Recitals hereto) shall have the same meanings when used in this Agreement.

“Additional Document” means the Deed of Covenants Addendum;

“Deferral Period” means a period starting on the 1st January, 2009 and terminating on the 1st January 2010;

“Effective Date” means the 1st January, 2009;

“Loan Agreement” means the Principal Agreement as hereby amended as the same may from time to time be further amended and/or supplemented;

“Deed of Covenants Addendum” means the addendum to the deed of covenants collateral to the first priority statutory Bahamian ship mortgage registered over the Vessel in favour of the Bank, whereby the said deed of covenants shall be amended, executed or (as the context may require) to be executed by the Borrower in favour of the Bank in form satisfactory to the Bank;

1.2	In this Agreement the term “Security Documents” shall be construed as to include the Security Documents as defined in the Principal Agreement as amended and/or supplemented by this Agreement and the Additional Documents.

1.3	(a) where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations, (b) clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement, (c) references to Clauses are to clauses of this Agreement save as may be otherwise expressly provided in this Agreement and (d) all capitalised terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.
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2.	Representations and Warranties
2.1	Each corporate Security Party hereby jointly and severally represent and warrant to the Bank as at the date hereof that the representations and warranties set forth in the Principal Agreement and the Security Documents (updated mutatis mutandis to the date of this Agreement) are (and were on the Effective Date) true and correct as if all references therein to “this Agreement” were references to the Principal Agreement as amended and supplemented by this Agreement.

2.2	In addition to the above, the Borrower and the Corporate Guarantor hereby jointly and severally represent and warrant to the Bank as at the date of this Agreement that:
(a)	each of the corporate Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement, this Agreement and the Additional Document and has complied with all statutory and other requirements relative to its business;

(b)	all necessary licences, consents and authorities, governmental or otherwise under this Agreement, the Principal Agreement and the Additional Document have been obtained and, as of the date of this Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Agreement or otherwise perform its obligations hereunder;

(c)	this Agreement constitutes and the Additional Document on the execution thereof will constitute, the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with their respective terms;

(d)	the execution and delivery of, and the performance of the provisions of this Agreement and the Additional Document do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

(e)	no action, suit or proceeding is pending or threatened against any of the Borrower and the other Security Parties or their assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of the Borrower or such Security Party; and

(f)	none of the Borrower and the other Security Parties is and at the Effective Date was in default under any agreement by which it is or was at the Effective Date bound or in respect of any financial commitment, or obligation.
3.	Conditions
3.1	The agreement of the Bank contained in Clause 4 shall be expressly subject to the fulfilment of the conditions set out in Clause 7 of the Principal Agreement and further subject to the condition that the Bank shall have received on or before the date hereof in form and substance satisfactory to the Bank and its legal advisers:
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(a)	a recent certificate of incumbency of the Borrower, the Corporate Guarantor and the Approved Manager signed by the secretary or a director thereof, stating the officers and the directors and the shareholders of each of them and confirming that the corporate authorities submitted to the Bank on the execution of the Principal Agreement continue in full force and effect;

(b)	a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of the Borrower, the Corporate Guarantor and the Approved Manager (if required by the Bank);

(c)	such favourable legal opinions from lawyers acceptable to the Bank and its legal advisors on such matters concerning the laws of Greece and such other relevant jurisdiction as the Bank shall require;

(d)	the Additional Document duly executed by the respective parties thereto;

(e)	payment of any and all fees payable by the Borrower in accordance with Clause 9 hereof.
4.	Agreement of the Bank

The Bank, relying upon each of the representations and warranties set out in Clause 2 hereby agrees with the Borrower, subject to and upon the terms and conditions of this Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 3, to consent to the amendment of the Loan Agreement as set out in Clause 5 hereof.

Further, the Bank confirms that no Event of Default had occurred as at the 31st December 2008.

5.	Variations to the Loan Agreement

The Borrower hereby agree with the Bank, subject to the Bank’s consent and further subject to and upon the terms and conditions contained in this Agreement, that the provisions of the Principal Agreement shall be and are hereby agreed to be varied and/or amended and/or supplemented as follows:
5.1	As from the Effective Date, the following new definitions shall be added to Clause 1.2 of the Principal Agreement reading as follows:

“Deferral Period” means a period starting on the 1st January 2009 and terminating on the 1st January 2010;

“Deed of Covenants Addendum” means an addendum executed or to be executed by the Borrower in connection with the Deed of Covenants collateral to the Mortgage in favour of the Bank in such form as the Bank may approve or require;”

“Quotation Date” means, in respect of any period in respect of which LIBOR falls to be determined under this Agreement, the second Banking Day before the first day of such period;
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5.2	With effect as from the Effective Date, the following definition set out in Clause 1.2 of the Principal Agreement shall be deleted and shall be replaced as follows:

“Margin” means two per cent (2%);

5.3	With effect from the Effective Date, Clause 3.6 (Market disruption-Non Availability) of the Principal Agreement shall be deleted in its entirety and shall be substituted by the following:
“(a)	Market disruption:

If and whenever, at any time prior to the commencement of any Interest Period, the Bank (in its reasonable discretion) shall have determined (which determination shall be conclusive) that a Market Disruption Event has occurred in relation to the Loan for any such Interest Period, then the Bank shall forthwith give notice (a “Determination Notice”) thereof to the Borrower and the rate of interest on the Loan (or the relevant part thereof) for that Interest Period shall be the percentage rate per annum which is the sum of:
(aa)	the Margin; and

(bb)	the rate which expresses as a percentage rate per annum the cost to the Bank of funding the Loan (or the relevant part thereof) from whatever source it may reasonably select.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Date for the relevant Interest Period the LIBOR is not available; or

(ii)	before close of business in London on the Quotation Date for the relevant Interest Period, the Bank determines (in its reasonable discretion) that the cost to it of obtaining matching deposits in the London Interbank Market to fund the Loan (or the relevant part thereof) for such Interest Period would be in excess of LIBOR; or

(iii)	before close of business in London on the Quotation Date for the relevant Interest Period, deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan (or the relevant part thereof) for such Interest Period.
(c)	Alternative basis of interest or fundins
(i)	If a Market Disruption Event occurs and the Bank or the Borrower so require(s), the Bank and the Borrower shall enter into negotiations (for a period of not more than ten (10) days (the “Negotiation Period”)) after the giving of the relevant Determination Notice with a view to agreeing a substitute basis for determining the rate of interest.
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(ii)	Any alternative basis agreed pursuant to paragraph (i) above shall be binding on the Bank and all Security Parties.
(d)	Alternative basis of interest in absence of agreement: If the Bank and the Borrower will not enter into negotiations as provided in clause 3.6(c)(i) or if an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Bank shall determine the next Interest Period and an interest rate representing the cost of funding of the Bank in Dollars of the Loan (or the relevant part thereof) plus the applicable Margin for such Interest Period; if the relevant circumstances are continuing at the end of the Interest Period so set by the Bank, the Bank shall continue to determine the next Interest Period and an interest rate representing its cost of funding in Dollars of the Loan (or the relevant part thereof) plus the Margin for such Interest Period.

(e)	Notice of prepayment: If the Borrower does not agree with an interest rate set by the Bank under Clause 3.6(d), the Borrower may give the Bank not less than 15 Banking Days’ notice of its intention to prepay the Loan at the end of the interest period set by the Bank

(f)	Prepayment; termination of Commitments: A notice under Clause 3.6(e) shall be irrevocable; and on the last Banking Day of the interest period set by the Bank, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon up to the date of prepayment at the applicable rate plus the Margin and any balance of the Outstanding Indebtedness.

(g)	Application of prepayment: The provisions of Clause 4 shall apply in relation to the prepayment. ”
5.4	With effect as from the Effective Date, the following shall be added after the final paragraph of Clause 8.3 (a):

“Provided however that, subject to: (i) no Event of Default or potential Event of Default having occurred or to occur and (ii) no distribution of dividends, this covenant shall not be applicable to the Corporate Guarantor throughout the Deferral Period and any breach of said covenant during the Deferral Period is hereby waived”.

5.5	With effect from the Effective Date, the following shall be added after the final paragraph of Clause 8.6 (c):

“Provided however that, subject to: (i) no Event of Default or potential Event of Default having occurred or to occur and (ii) no distribution of dividends, this covenant shall not be applicable to the Borrower throughout the Deferral Period and any breach of said covenant during the Deferral Period is hereby waived”.
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5.6	With effect from the Effective Date, the definition “Security Documents” shall be deemed to include the Security Documents as amended and/or supplemented in pursuance to the terms hereof as well as the Additional Documents and any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Bank under the Principal Agreement and the Security Documents (as herein defined) as well as for the performance by the Borrower and the other Security Parties (as herein defined) of all obligations, covenants and agreements pursuant to the Principal Agreement this Agreement and/or the Security Documents;

5.7	With effect from the Effective Date, the definition and all references in the Principal Agreement and in the Security Documents to the “Mortgage” as references to the Mortgage as amended and supplemented by the Mortgage Addendum.

5.8	With effect from the Effective Date, the definition and all references in the Principal Agreement and in the Security Documents to “this Agreement”, “hereunder” and the like and in the Security Documents to the “Loan Agreement” shall be construed as references to the Principal Agreement as amended and/or supplemented by this Agreement.
6.	Continuance of Principal Agreement and the Security Documents

Save for the alterations to the Principal Agreement made or deemed to be made pursuant to this Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Agreement, the Principal Agreement shall remain in full force and effect and the security constituted by the Security Documents executed by the Borrower and the other Security Parties shall continue and remain valid and enforceable and the Borrower hereby reconfirms its obligations under the Principal Agreement as hereby amended and under the Security Documents to which it is party.

7.	Reconfirmation of the Corporate Guarantee and the Manager’s undertaking

Notwithstanding the variation to the Loan Agreement contained herein (a) the Corporate Guarantee granted by the Corporate Guarantor (which the Corporate Guarantor hereby reconfirms) and (b) the Manager’s Undertaking granted by the Approved Manager (which the Approved Manager hereby reconfirms) shall remain in full force and effect as guarantee and/or security of the obligations of the Borrower under the Principal Agreement, this Agreement and the Security Documents (as hereby amended), and in respect of all outstanding balance of the Loan and other sums due to the Bank under the Loan Agreement and the Security Documents.

8.	Entire Agreement and Amendment; Effect On Principal Agreement-Waivers

8.1	The Principal Agreement, the Security Documents and this Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this
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transaction and may be amended only by an instrument in writing executed by the party or parties to be bound or burdened thereby.
8.2	Except to the extent that the Principal Agreement is expressly amended or supplemented by this Agreement, all terms and conditions of the Principal Agreement remain in full force and effect. This Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Agreement.
8.3	No waiver of any such right, remedy or power, or any consent to any departure from the strict application of the provisions of this Agreement, the Loan Agreement or of any other Security Document shall in any way prejudice or affect the powers conferred upon the Bank under this Agreement, the Loan Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms of this Agreement, the Loan Agreement and the other Security Documents nor shall, any delay or omission by the Bank to exercise any right, remedy or power vested in the Bank under this Agreement, the Loan Agreement and/or the other Security Documents or by law, impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrower and/or any other Security Party, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.
9.	Fees and Expenses
(a)	The Borrower shall pay on the date hereof a non-refundable restructuring fee in the amount of five thousand Dollars ($5,000).

(b)	The Borrower shall pay to the Bank any additional amount of interest resulting out of the increase of the Margin, as stipulated in Clause 5.3 hereof, on the next Interest Payment Date, i.e. the 2nd April 2009.

(c)	The Borrower, the Corporate Guarantor and the Approved Manager, jointly and severally, agree to pay to the Bank all costs, charges and expenses (including legal fees) incurred by the Bank in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

(d)	The Borrower, the Corporate Guarantor and the Approved Manager, jointly and severally, covenant and agree to pay and discharge any and all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Agreement and/or any document executed pursuant hereto.
10.	Notices

The provisions of clause 15.1 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated
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herein save that notices or demands hereunder as regards the Borrower should be sent to such address or facsimile number as the Borrower have advised in writing to the Bank on the date of the Principal Agreement.
11.	Applicable Law and Jurisdiction; Miscellaneous
(a)	This Supplemental Agreement shall be governed by and construed in accordance with English law. The provisions of Clauses 16.1 (Law) and 16.2 (Submission to Jurisdiction) of the Principal Agreement shall extend and apply to this Supplemental Agreement as if the same were (mutatis mutandis) herein expressly set forth.

(b)	Mr. Ioannis Fassolis, an Attorney-at-Law, whose present address is at 15 S^chtouri Street, 185 36, Piraeus, Greece, is hereby appointed by the Borrower as agent to accept service (hereinafter the “Process Agent”) upon whom any judicial or extrajudicial process may be served (including but without limitation any documents initiating legal proceedings) and any notice, request, demand payment order, announcement of claim, any enforcement process or other communication under the Principal Agreement, this Agreement or any of the Security Documents. In the event that the Process Agent (or any substitute process agent notified to the Bank in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Bank), which will be conclusively proved by the affidavit of a process server to that effect, the authority of the Process Agent as agent to accept service shall be deemed to have ceased and service of documents may be effected in accordance with the procedure provided by the relevant provisions on service of process provided by the Hellenic Procedural Code. In case, however, that such Process Agent is found at any other address, the Bank shall have the right to serve the documents either on the Process Agent at such address or in accordance with the procedure provided by the relevant law.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first above written.

SIGNED by	)
Mr. Ion Varouxakis	)	/s/ Ion Varouxakis
for and on behalf of the Borrower ADVENTURE NINE S.A.	) )
of the Marshall Islands, in the presence of	)

Witness:	/s/ Ioannis Fassolis
Name: Ioannis Fassolis
Address: 15 Sachtouri Street, Piraeus, Greece
Occupation: Attorney-at-law
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SIGNED by	)
)
/s/ Mr. Ion Varouxakis	)	/s/ Ion Varouxakis
)
for and on behalf of	)
the Corporate Guarantor
FREESEAS INC.

in the presence of:

Witness:	/s/ Ioannis Fassolis
Name: Ioannis Fassolis
Address: 15 Sachtouri Street, Piraeus, Greece
Occupation: Attorney-at-law

SIGNED by	)
)
/s/ Mr. Ion Varouxakis	)	/s/ Ion Varouxakis
)
for and on behalf of	)
the Approved Manager
FREE BULKERS S.A.

in the presence of:

Witness:	/s/ Ioannis Fassolis
Name: Ioannis Fassolis
Address: 15 Sachtouri Street, Piraeus, Greece
Occupation: Attorney-at-law

SIGNED by	)

/s/ Mr. Nikolaos Vougioukas	)	/s/ Nikolaos Vougioukas

for and on behalf of	)

FBB-FIRST BUSINESS BANK S.A.	)

in the presence of:	)

Witness:	/s/ Maria C. Galanopoulou
Name:	Maria C. Galanopoulou
Address:	Defteras Merarchias 13,
Piraeus, Greece
Occupation: Attorney-at-law